EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
HAGERTY, INC.
The undersigned does hereby certify that pursuant to authority conferred upon the Board of Directors (the “Board”) of Hagerty, Inc., a Delaware corporation (the “Corporation”), by the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board duly adopted resolutions (i) authorizing a series of the Corporation’s previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 16,688,449 shares of “Series A Convertible Preferred Stock” of the Corporation, as follows:
RESOLVED, that the Corporation is authorized to issue 16,688,449 shares of Series A Preferred Stock, par value $0.0001 per share, which shall have the following powers, designations, preferences and other special rights:
Section 1.Certain Definitions.
Defined terms used, but not separately defined herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Accruing Dividend” shall have the meaning ascribed to it in Section 4(a).
“Affiliate” with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the holders for purposes of this Certificate of Designations. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.
“Board” shall have the meaning ascribed to it in the recitals.
“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.
“Bylaws” shall have the meaning ascribed to it in Section 6(a).
“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Corporation.
“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” shall have the meaning ascribed to it in the recitals.
“Change of Control” shall have the meaning ascribed to it in Section 5(b).
“Change of Control Redemption” shall have the meaning ascribed to it in Section 5(b).
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“Change of Control Redemption Price” shall have the meaning ascribed to it in Section 5(b).
“Close of Business” shall mean 5:00 p.m., New York City time, on any applicable Business Day.
“Closing Price” shall mean, on any particular date, (a) the last reported trade price per share of Class A Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Class A Common Stock is not then listed or quoted for the Trading Market and if prices for the Class A Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported, or (d) if the shares of Class A Common Stock are not publicly traded, the fair market value of a share of Class A Common Stock as determined by the Board in good faith.
“Common Stock” shall have the meaning ascribed to it in Section 3.
“Common Stock Event” shall have the meaning ascribed to it in Section 8(a).
“Conversion Date” shall mean the date on which the conditions of Section 7(d) have been satisfied.
“Conversion Price” shall have the meaning ascribed to it in Section 7(c).
“Conversion Rate” shall have the meaning ascribed to it in Section 7(c).
“Corporation” shall have the meaning ascribed to it in the recitals.
“DGCL” shall mean the Delaware General Corporation law, as amended from time to time.
“DTC” shall have the meaning ascribed to it in Section 7(d).
“Fundamental Transaction” shall have the meaning ascribed to it in Section 5(c).
“Fundamental Transaction Redemption” shall have the meaning ascribed to it in Section 5(c).
“Indebtedness” shall mean any indebtedness (including principal and premium) in respect of borrowed money. For the avoidance of doubt, Indebtedness shall not include (i) obligations under leases or real property mortgages; or (ii) indebtedness for borrowed money the proceeds of which will be used to redeem all of the Series A Preferred Stock pursuant to any provision of this Certificate.
“Issue Date” shall mean June 23, 2023.
“Junior Stock” shall have the meaning ascribed to it in Section 3.
“Liquidation Event” shall have the meaning ascribed to it in Section 5(a).
“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).
“Major Investor” means State Farm Mutual Automobile Insurance Company, Markel Group Inc., McKeel Hagerty and Tammy Hagerty, and their Affiliates.
“Parity Stock” shall have the meaning ascribed to it in Section 3.
“Participating Dividend Payment Date” shall have the meaning ascribed to it in Section 4(c).
“Participating Dividends” shall have the meaning ascribed to it in Section 4(b).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Senior Stock” shall have the meaning ascribed to it in Section 3.
“Series A Preferred Stock” shall have the meaning ascribed to it in Section 2.
“Series A Purchase Price” shall mean $9.43.
“Subsidiary” means any entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such entity).
“Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Series A Preferred Stock to any Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.
“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not trading on a national securities exchange, a Business Day on which the Common Stock is trading in its principal market.
“Trading Market” means the following markets or exchanges on which the Class A Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market.
Section 2.Number and Designation. The shares of such series shall be designated “Series A Preferred Stock,” and the number of shares so designated shall be 16,688,449 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such series then outstanding. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.
Section 3.Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to the Class A Common Stock of the Corporation, par value $0.0001 per share (the “Class A Common Stock”), the Class V Common Stock of the Corporation, par value $0.0001 per share (the “Class V Common Stock” and together with the Class A Common Stock, the “Common Stock”) and each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution (such junior stock being referred to hereinafter collectively as “Junior Stock”).
The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank equally with each other class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank equally with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Parity Stock”).
The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to each class or series of shares of the Corporation that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution (“Senior Stock”). The Series A Preferred Stock shall also rank junior to the Corporation’s existing and future Indebtedness.

Section 4.Dividends.
(a)Accruing Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of seven percent (7%) of the Series A Purchase Price of each share, plus the amount of previously accrued dividends, compounded annually, shall accrue on each share then outstanding (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Section 4(b) and Section 5, such Accruing Dividends shall be payable only when, as, and if declared by the Board. The Corporation may, in its sole discretion, elect to pay the Accruing Dividends either (i) in cash out of any funds that are legally available therefor, or (ii) in additional shares of Series A Preferred Stock. For the avoidance of doubt, if the Corporation elects to pay the Accruing Dividends in additional shares of Series A Preferred Stock, the number of such additional shares of Series A Preferred Stock to be issued by the Corporation shall equal the quotient of (A) the dollar amount of the Accruing Dividends being paid, divided by (B) the Series A Purchase Price. No fractional shares of Series A Preferred Stock will be delivered to the holders of Series A Preferred Stock as payment of the Accruing Dividends as provided herein. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Series A Preferred Stock, multiplied by the Series A Purchase Price.
(b)Participating Dividends. In the event that the Corporation shall, at any time prior to the third anniversary of the Issue Date, pay a dividend or make a distribution, whether in cash, in kind or other property, on the outstanding shares of Class A Common Stock, the Corporation shall, at the same time on the Participating Dividend Payment Date, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if all of the shares of Series A Preferred Stock Beneficially Owned by such holder had been converted into Class A Common Stock pursuant to Section 7 immediately prior to the applicable record date for determining the stockholders eligible to receive such dividend or distribution (the “Participating Dividends”). For the avoidance of doubt, the holders of Series A Preferred Stock will not be entitled to Participating Dividends any time after the third anniversary of the Issue Date.
(c)Dividend Payment Dates. The Accruing Dividends shall be payable annually in arrears on the anniversary of the Issue Date each year, unless any such day is not a Business Day, in which event such Accruing Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date. Participating Dividends (as determined pursuant to Section 4(b)) shall be payable if, as and when paid to the holders of shares of Class A Common Stock (each such date being a “Participating Dividend Payment Date”).
(d)Partial Payments of Accruing Dividends. When Accruing Dividends are not paid in full upon the shares of Series A Preferred Stock, all dividends declared on Series A Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Series A Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Preferred Stock and such other class or series of Parity Stock bear to each other.
Section 5.Liquidation, Dissolution or Winding Up; Change of Control; Fundamental Transaction.
(a)Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (in each case other than a merger or consolidation) (each, a “Liquidation Event”), the Corporation shall provide notice to the holders of the Series A Preferred Stock of such Liquidation Event and, after satisfaction of all liabilities and obligations to creditors of the Corporation and distribution of any assets of the Corporation to the holders of Senior Stock, the holders of Series A Preferred Stock shall be paid, for each share of Series A Preferred Stock, the greater of (i) the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Liquidation Event, and (ii) the amount that such share of Series A Preferred Stock would have received had it converted into Class A Common Stock pursuant to Section 7 immediately prior to such liquidation, dissolution or winding up of the Corporation (the “Liquidation Preference”). After the payment of the Liquidation Preference of the Series A Preferred Stock as set forth in this

Section 5(a), the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock. For the avoidance of doubt, the Series A Preferred Stock shall not be convertible into Class A Common Stock after the payment of the Liquidation Preference pursuant to Section 5(a) above, and the holders of Series A Preferred Stock shall not participate in any distribution made to the holders of Common Stock.
(b)Change of Control. Upon (i) a merger or consolidation of the Corporation (other than one in which stockholders of the Corporation prior to such merger or consolidation continue to own a majority by voting power of the outstanding shares of the surviving or acquiring corporation following such merger or consolidation) or (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets or greater than fifty percent (50%) of the equity interests of the Corporation to a party not controlled by the Corporation or its stockholders (each, a “Change of Control”), either (A) the Corporation may elect to redeem the Series A Preferred Stock or (B) each holder of Series A Preferred Stock, individually, may require the Corporation to redeem all or any portion of its Series A Preferred Stock in connection with such Change of Control (each, a “Change of Control Redemption”). The redemption price per (the “Change of Control Redemption Price”) share of Series A Preferred Stock to be paid by the Corporation in connection with a Change of Control Redemption shall be the greater of: (1)(i) if prior to or on the third anniversary of the Issue Date, 120% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Change of Control; (ii) if after the third anniversary of the Issue Date but prior to or on the fifth anniversary of the Issue Date, 110% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Change of Control; (iii) if after the fifth anniversary of the Issue Date, the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Change of Control; or (2) the amount such share of Series A Preferred Stock would have received had it converted into Class A Common Stock pursuant to Section 7 immediately prior to the Change of Control. Any shares of Series A Preferred Stock that were not redeemed pursuant to the Change of Control Redemption and paid the Change of Control Redemption Price shall automatically convert into shares of Class A Common Stock in accordance with the procedures set forth in Section 7(a)(ii) and be paid in connection with the Change of Control.
(c)Fundamental Transaction. In the event of any acquisition by the Corporation with a transaction value of at least $500,000,000 or any equity or debt financing, or series of financings, by the Corporation or its Affiliates that raises at least $500,000,000 (each, a “Fundamental Transaction”), the Corporation shall provide notice to the holders of the Series A Preferred Stock of such Fundamental Transaction and either (i) the Corporation may elect to redeem the Series A Preferred Stock, or (ii) each holder of Series A Preferred Stock, individually, may require the Corporation to redeem all or any portion of its Series A Preferred Stock in connection with such Fundamental Transaction (each, a “Fundamental Transaction Redemption”). The redemption price per share of Series A Preferred Stock to be paid by the Corporation in connection with a Fundamental Transaction Redemption shall be equal to: (A) if prior to or on the third anniversary of the Issue Date, 120% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; (B) if after the third anniversary of the Issue Date but prior to or on the fifth anniversary of the Issue Date, 110% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; (C) if after the fifth anniversary of the Issue Date but prior to or on the sixth anniversary of the Issue Date, 108% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; (D) if after the sixth anniversary of the Issue Date but prior to or on the seventh anniversary of the Issue Date, 106% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; (E) if after the seventh anniversary of the Issue Date but prior to or on the eighth anniversary of the Issue Date, 104% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; (F) if after the eighth anniversary of the Issue Date but prior to or on the ninth anniversary of the Issue Date, 102% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction; or (G) if after the ninth anniversary of the Issue Date, the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Fundamental Transaction. Notwithstanding the foregoing, any asset-backed leverage facility or other similar type warehouse facility, or series of facilities, that is used by the Corporation or its Affiliates to raise in excess of $500,000,000 shall not be deemed to be Fundamental Transaction for any purpose hereunder.
(d)Optional Term Redemption by the Corporation. Any time after the fifth anniversary of the Issue Date, the Corporation, at its sole discretion, may redeem all or any portion of the then-outstanding shares of the Series A Preferred Stock for cash (each, a “Term Redemption”) and shall provide notice to the holders of the Series A Preferred Stock of such Term Redemption. The redemption price per share of Series A Preferred Stock to be paid by the Corporation in connection with a Term Redemption shall be equal to the greater of: (i) (A) if on or after the fifth anniversary of the Issue Date but prior to the sixth anniversary of the Issue Date, 110% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption, (B) if on or after the sixth anniversary of the Issue Date but prior to the seventh anniversary of the Issue Date, 108% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption, (C) if on or after the seventh anniversary of the Issue Date but prior to the eighth anniversary of the Issue Date, 106% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption, (D) if on or after the eighth anniversary of the Issue Date but prior to the ninth anniversary of the Issue Date, 104% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption, (E) if on or after the ninth anniversary of the Issue Date but prior to tenth anniversary of the Issue Date, 102% of the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption, or (F) if on or after the tenth anniversary of the Issue Date, the Series A Purchase Price plus any Accruing Dividends accrued but unpaid thereon to the effective date of the Term Redemption; or (ii) the amount that such share of Series A Preferred Stock would have received had it converted into Class A Common Stock pursuant to Section 7(a)(ii) immediately prior to such Term Redemption. If the Corporation elects to redeem only a portion of the outstanding shares of Series A Preferred Stock for cash pursuant to this Section 5(d), the Corporation shall redeem the Major Investors, if at all, only on a pro rata basis according to each Major Investor’s then outstanding holdings of Series A Preferred Stock.
(e)Optional Conversion Upon Redemption. In connection with a redemption of the shares of Series A Preferred Stock by the Corporation pursuant to Section 5(b), Section 5(c) or Section 5(d), the holders of Series A Preferred Stock will have the conversion rights set forth in Section 7(a)(ii).
(f)Effectiveness of Redemption. On and after any redemption date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall be retired as provided for in Section 7(f) and such shares will no longer be issued and outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.
Section 6.Voting Rights.
(a)General Rights. Except as otherwise provided herein or as required by law, holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Class A Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Class A Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of Class A Common Stock. In the event of any such vote or action by written consent, each holder of shares of Series A Preferred Stock shall be entitled to that number of votes equal to the whole number (as rounded down) of shares of Class A Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section 7) as of the Close of Business on the record date fixed for such vote or such written consent. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation (the “Bylaws”).
(b)Separate Vote of Series A Preferred Stock. In addition to any other vote or consent required herein, the Certificate of Incorporation or Bylaws, or by applicable law, unless waived in writing by holders of a majority of the then outstanding shares of Series A Preferred Stock, the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or otherwise): (i) changing, amending, altering or repealing any provision of the Certificate of Incorporation, the Bylaws or this Certificate of Designations in a manner adverse to the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or (ii) authorizing, designating, recapitalizing, whether by reclassification, by merger or otherwise, or issuing any new class or series of Senior Stock or any other securities convertible into Senior Stock.
Section 7.Conversion.
(a)Optional Conversion by Holders.
(i)Subject to and in compliance with the provisions of this Section 7, any shares of Series A Preferred Stock may, at the option of the holder thereof by delivering written notice to the Corporation, be converted at any time into fully paid and non-assessable shares of Class A Common Stock. Upon conversion, a holder of Series A Preferred Stock shall be entitled to a number of shares of Class A Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(g).
(ii)Upon receipt of a redemption notice from the Corporation pursuant to Section 5 relating to a redemption of shares of Series A Preferred Stock for cash, each holder of Series A Preferred Stock will have a 15-day period from the period of such receipt to elect to convert the Series A Preferred Stock into a number of fully paid and non-assessable shares of Class A Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect by the number of shares of Series A Preferred Stock being converted.
(b)Optional Conversion by the Corporation. The Corporation will have the option, by delivering written notice to holders of Series A Preferred Stock, to require that all or any portion of the then-outstanding shares of the Series A Preferred Stock be converted into fully paid and non-assessable shares of Class A Common Stock equal to the product obtained by multiplying the Conversion Rate then in effect, by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares, as set out in Section 8(g): (i) if, on or after the third anniversary of the Issue Date and prior to the seventh anniversary of the Issue Date, the closing price of the Class A Common Stock exceeds 150% of the Conversion Price for at least twenty (20) trading days in any period of thirty (30) consecutive trading days; (ii) if, on or after the seventh anniversary of the Issue Date and prior to the tenth anniversary of the Issue Date, the closing price of the Class A Common Stock exceeds 100% of the Conversion Price for at least twenty (20) trading days in any period of thirty (30) consecutive trading days; or (iii) on or after the tenth anniversary of the Issue Date.
(c)Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Series A Preferred Stock into Class A Common Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the Series A Purchase Price by the Conversion Price (as defined below). The conversion price for the Series A Preferred Stock shall initially be $11.79 (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with Section 8. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.
(d)Conversion Procedures. In order to exercise the conversion privilege set forth in Section 7 with respect to any shares of Series A Preferred Stock held in book-entry form with the Depositary Trust Company or its successor (“DTC”), a holder must comply with DTC’s procedures for converting any shares of Series A Preferred Stock. If the shares of Series A Preferred Stock are not held in book-entry form with DTC, a holder must comply with the Corporation’s procedures for converting any shares of Series A Preferred Stock.
(e)Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any shares of Series A Preferred Stock, dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding.

(f)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash, payable in lieu of fractional shares, upon conversion of Series A Preferred Stock on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or cash as of the Close of Business on such Conversion Date. As promptly as practicable on or after the applicable Conversion Date and, in the case of a conversion pursuant to Section 7(a), compliance by the applicable holder with the relevant conversion procedures contained in Section 7(d) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of shares of Class A Common Stock shall be made in book-entry form through DTC, or, if not permitted to be made in book-entry form through DTC, by physical delivery of a certificate, registered in the Corporation’s share register in the name of the holder or its designee. If fewer than all of the shares of Series A Preferred Stock Beneficially Owned by any holder hereto are converted pursuant to this Section 7, then book-entry shares representing the unconverted shares of Series A Preferred Stock shall be issued to such holder concurrently with the issuance of the book-entry shares representing the applicable shares of Class A Common Stock, or, if not permitted to be made in book-entry form through DTC, the Corporation shall promptly cause to be issued and delivered to the holder of such Series A Preferred Stock a certificate representing the remaining shares of Series A Preferred Stock which have not been so converted. Any cash payable in lieu of fractional shares shall be delivered to the applicable holder at the address for such holder as set forth in the conversion notice. In the event that a holder shall not by written notice designate the name in which shares of Class A Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.
(g)Status of Converted or Acquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall upon their retirement and any filing required by the DGCL become authorized but unissued shares of preferred stock of the Corporation, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.
(h)Taxes.
(i)The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series A Preferred Stock, Class A Common Stock or other securities issued upon conversion of the Series A Preferred Stock to the extent required by law. Prior to the date of any such payment, each holder of Series A Preferred Stock shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable.
(ii)The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series A Preferred Stock and (B) the issue of shares of Class A Common Stock upon conversion of the Series A Preferred Stock. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock or Series A Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.
Section 8.Anti-Dilution Provisions.
(a)Adjustment Upon Common Stock Event. Upon the (i) the issuance by the Corporation of additional shares of Common Stock as a dividend or other similar distribution on outstanding shares of Common Stock (other than in connection with exercises of options or other derivative securities to purchase Common Stock or pursuant to the Corporation’s duly authorized compensation or benefit plans); (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 4(b)) (each, a “Common Stock Event”) after the Issue Date, the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (A) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (B) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.
(b)Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event and other than such events wherein the holders of the Series A Preferred Stock participate therein pursuant to Section 4(b), then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Class A Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the applicable Conversion Date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 8 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.
(c)Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Issue Date, the Class A Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event described in Section 8(a) or as described in Section 8(b)), then in any such event each holder of such Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
(d)Successive Adjustments. After an adjustment to the Conversion Price under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Price as so adjusted.
(e)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 8 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f)Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 8, the Corporation shall, as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide a written notice to the holders of the Series A Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g)Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the holders of Series A Preferred Stock upon conversion of shares of Series A Preferred Stock into Class A Common Stock as provided herein. In lieu of fractional shares otherwise issuable, holders of Series A Preferred Stock will be entitled to receive an amount in cash equal to the fraction of a share of Class A Common Stock, multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Class A Common Stock to be delivered to a holder of Series A Preferred Stock upon the conversion of such holder’s shares of Series A Preferred Stock will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such holder that are being converted on any single Conversion Date.
Section 9.Reservation of Shares Issuable Upon Conversion. Unless expressly agreed to by a holder of Series A Preferred Stock with respect to such holder’s shares of Series A Preferred Stock, the Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock and payment of dividends on the Series A Preferred Stock, each as herein provided, free from preemptive rights, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock and payment of dividends hereunder. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Class A Common Stock upon conversion of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of the Series A Preferred Stock and payment of dividends hereunder, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Class A Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable.
Section 10.Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
Section 11.Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and, to the fullest extent permitted by law, neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 12.Notices.
(a)All notices or communications in respect of the Series A Preferred Stock hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested). Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.
(b)In the event of a notice required to be given in connection with a Liquidation Event (Section 5(a)) or Term Redemption (Section 5(d)), the Corporation shall give each holder of Series A Preferred Stock notice, pursuant to this Section 12, at least ten (10) days prior to the Liquidation Event or Term Redemption, of (i) the Liquidation Preference or amount to be paid pursuant to the Term Redemption (as applicable) and (ii) the date on which such Liquidation Event or Term Redemption is expected to occur.
(c)In the event of a notice required to be given in connection with a Change of Control (Section 5(b)) or Fundamental Transaction (Section 5(c)), the Corporation shall give each holder of Series A Preferred Stock notice, pursuant to this Section 12, at least twenty (20) days prior to the consummation of the Change of Control or Fundamental Transaction, of (i) the material terms and conditions of any such Change of Control or Fundamental Transaction, (ii) the date on which such

Change of Control or Fundamental Transaction is expected to close and (iii) whether the Corporation has elected to redeem the Series A Preferred Stock in connection with such Change of Control or Fundamental Transaction. In the event that the Corporation does not elect to redeem the Series A Preferred Stock in connection with such Change of Control or Fundamental Transaction, each holder of Series A Preferred Stock may, by providing written notice to the Corporation within ten (10) days after receipt of the notice received pursuant to the immediately preceding sentence, require the Corporation to redeem all or any portion of its Series A Preferred Stock in connection with such Change of Control or Fundamental Transaction pursuant to Section 5(b) or Section 5(c), as applicable.
Section 13.Transfers. A holder of Series A Preferred Stock may Transfer any share of Series A Preferred Stock to a Person at any time; provided, that, notwithstanding anything to the contrary in this Certificate of Designation, the transferee that has received such Series A Preferred Stock shall provide the Corporation with a properly completed IRS Form W-9 (and any applicable successor form reasonably requested by the Corporation) prior to completing such Transfer.
Section 14.Severability. If any term of the Series A Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.
Section 15.Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

IN WITNESS WHEREOF, Hagerty, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 23rd day of June, 2023.
HAGERTY, INC.

By: /s/ McKeel Hagerty
Name: McKeel Hagerty
Title: Chief Executive Officer